Exhibit 32.1

CERTIFICATIONS

Each of the undersigned, in his capacity as the Acting Chief Executive Officer and Chief Operating Officer, and Chief Financial Officer and Treasurer of Novatel Wireless, Inc., as the case may be, provides the following certifications required by 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002:

1. This Report on Form 10-Q fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

2. The information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the Company.

IN WITNESS WHEREOF, the undersigned have set their hands hereto as of the 10th day of May, 2007.

/s/ Brad Weinert
Brad Weinert
Acting Chief Executive Officer and Chief Operating Officer (Principal Executive Officer)

/s/ Dan L. Halvorson
Dan L. Halvorson
Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)